UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 28, 2010
ONCOTHYREON INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33882	26-0868560

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2601 Fourth Avenue, Suite 500
Seattle, Washington 98121
(Address of principal executive offices, including zip code)
(206) 801-2100
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 8.01	Other Events.
     As previously disclosed on a Current Report on Form 8-K filed on September 27, 2010 (the “Prior 8-K”), Oncothyreon Inc. (the “Company”) entered into a Securities Purchase Agreement, dated September 23, 2010 (the “Purchase Agreement”), with the Purchasers (as defined therein), for the private placement of 4,242,870 shares of its common stock and warrants to purchase an additional 3,182,147 shares of common stock for $3.50 per unit (each unit consisting of one share of common stock and a warrant to purchase 0.75 of a share of common stock). On September 28, 2010, the issuance of the securities contemplated by the Purchase Agreement was completed, resulting in gross proceeds to the Company of approximately $14.9 million (the “Closing”).
     The shares and warrants were issued in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. JMP Securities LLC acted as the lead placement agent and ROTH Capital Partners, LLC as the co-agent for the private placement transaction.
     In connection with the Closing, on September 28, 2010, the Company entered into the registration rights agreement with the Purchasers, the form of which was attached as Exhibit 4.1 to the Prior 8-K. Prior to the Closing, the Company and the Purchasers amended the Purchase Agreement to increase the exercise price of the warrants to $4.24 per share.
     The foregoing is not a complete summary of the terms of the amendment to the Purchase Agreement and reference is made to the complete text of the form of amendment attached hereto as Exhibits 10.1, which is incorporated by reference into this Item 1.01.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1	Form of Amendment No. 1 to the Securities Purchase Agreement, dated September 28, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOTHYREON INC.
By:	/s/ Robert L. Kirkman, M.D.
Robert L. Kirkman, M.D.
President and Chief Executive Officer

Date: September 30, 2010

EXHIBIT INDEX

Exhibit Number	Description
10.1	Form of Amendment No. 1 to the Securities Purchase Agreement, dated September 28, 2010.